UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 25, 2006

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hartford Plaza, Hartford, Connecticut		06115-1900
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

The Hartford Financial Services Group, Inc. (the "Company") announced today that, during the third quarter of 2006, Ramani Ayer, Chairman, President and Chief Executive Officer, Tom Marra, Executive Vice President, and David Zwiener, Executive Vice President, entered into pre-planned stock trading plans to sell shares of Company common stock through the exercise of stock options and sale of the resulting shares. The plans were adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies, which require the Company’s senior executive officers to conduct all open market transactions in Company stock pursuant to Rule 10b5-1 pre-planned trading plans.

Under Mr. Ayer’s plan, a brokerage firm may exercise certain of Mr. Ayer’s stock options representing up to 278,742 shares of common stock and then sell the acquired shares, beginning in October 2006. The plan is scheduled to terminate in the third quarter of 2007.

Under Mr. Marra’s plan, a brokerage firm may exercise certain of Mr. Marra’s stock options representing up to 168,441 shares of common stock and then sell the acquired shares, beginning in October 2006. The plan is scheduled to terminate in the third quarter of 2007.

Under Mr. Zwiener’s plan, a brokerage firm may exercise certain of Mr. Zwiener’s stock options representing up to 100,000 shares of common stock and then sell the acquired shares, beginning in October 2006. The plan is scheduled to terminate in the third quarter of 2007.

Transactions made under these plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers or directors, nor to report modifications or terminations of the aforementioned plans or the plan of any other individual.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

September 25, 2006	By:	/s/ Neal S. Wolin

Name: Neal S. Wolin
Title: Executive Vice President and General Counsel